UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

OPPENHEIMER HOLDINGS INC.
(Exact name of Registrant as Specified in its Charter)

Delaware 98-0080034
(State or Other Jurisdiction of (I.R.S. Employer
Incorporation or Organization) Identification No.)

85 Broad Street
New York, NY 10004
(Address, including zip code, of principal executive offices)

OPPENHEIMER HOLDINGS INC. 2014 INCENTIVE PLAN
(Full title of the plan)

Albert G. Lowenthal
Oppenheimer Holdings Inc.
85 Broad Street
New York, NY 10004
Telephone (212) 668-8000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement relates to shares of Class A non-voting common stock (the “Class A Stock”) of Oppenheimer Holdings Inc., a Delaware corporation (the “Company”), to be issued pursuant to the Oppenheimer Holdings Inc. 2014 Incentive Plan (the “2014 Plan”). The 2014 Plan amends, restates and replaces two separate plans previously in place: the Company’s 2006 Equity Incentive Plan, adopted May 14, 2007, as amended (the “2006 Plan”), and the Oppenheimer & Co. Inc. Employee Share Plan adopted May 9, 2005, as amended (the “2005 ESP,” and together with the 2006 Plan, the “Prior Plans”). Registration Statements (the “Plan Registration Statements”) relating to shares of Class A Stock to be offered and sold by the Plan and the Prior Plans were filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2020 with respect to 1,250,000 shares of Class A Stock (No. 333-238190); May 9, 2017 with respect to 1,000,000 shares of Class A Stock (No. 333-217824); May 14, 2014 with respect to 1,250,000 shares of Class A Stock (No. 333-195951); April 26, 2012 with respect to 500,000 shares of Class A Stock (No. 333-180979); March 4, 2009 with respect to 380,000 shares of Class A Stock (No. 333-157686); October 29, 2007 with respect to 800,000 shares of Class A Stock (No. 333-146989); and November 2, 2005 with respect to 750,000 shares of Class A Stock (No. 333-129389), the contents of which are incorporated herein by reference.

On May 8, 2023, holders of the Class B voting common stock of the Company voted to approve increasing the number of shares of Class A Stock available to the 2014 Plan by 1,250,000 shares of Class A Stock. This Registration Statement registers these additional 1,250,000 shares of Class A Stock to be available to the 2014 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be delivered to the participants in the Oppenheimer Holdings Inc. 2014 Incentive Plan. Pursuant to Rule 428 under the Securities Act, these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed (not furnished) by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 28, 2023 and the Company’s Amendment to Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 3, 2023 (File No. 001-12043);

(2) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 filed with the SEC on April 28, 2023, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023 filed with the SEC on July 28, 2023 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 filed with the SEC on October 27, 2023 (File No. 001-12043);

(3) The Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the SEC on January 27, 2023, January 30, 2023, April 28, 2023, May 1, 2023, May 9, 2023, July 28, 2023, July 31, 2023, October 25, 2023, October 27, 2023 and October 30, 2023 (File No. 001-12043);

(4) The Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2023 Annual Meeting of Stockholders filed with the SEC on March 17, 2023 (File No. 001-12043); and

(5) The description of the Class A non-voting common stock of Oppenheimer Holdings Inc. contained in Exhibit 3.1 to its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 filed with the SEC on August 6, 2009, and any amendments thereto or other exhibits or reports that are filed for the purpose of updating such description (File No. 001-12043).

In addition to the foregoing, all documents filed (not furnished) by the Company subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated, or deemed to be incorporated herein, by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Class A non-voting common stock issuable pursuant to the Oppenheimer Holdings Inc. 2014 Incentive Plan has been opined upon by Fox Rothschild LLP.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for indemnification of officers, directors, employees and agents of Delaware corporations. The Company has adopted provisions in its Certificate of Incorporation that limit director and officer liability to the maximum extent permitted by the DGCL. The Company is obligated by its amended and restated bylaws to indemnify its directors and officers and the directors and officers of its subsidiaries. The Company has entered into indemnity agreements with each of its directors as well as certain officers providing for such indemnities. In addition, the Company carries liability insurance for its directors and officers and the directors and officers of its subsidiaries.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

All exhibits are filed herewith unless otherwise indicated. For a list of the exhibits required by this item, see the Index to Exhibits immediately following the signature pages.

Item 9. Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to any arrangement, provision or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that any claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 24th day of January, 2024.

OPPENHEIMER HOLDINGS INC.
(Registrant)

By: /s/ A.G. Lowenthal
A.G. Lowenthal,
Chairman and Chief Executive Officer,
(On behalf of the Registrant)

INDEX TO EXHIBITS

Exhibits designated by an asterisk have been heretofore filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and are hereby incorporated herein by reference to the pertinent prior filing.

Exhibit No.	Description of Exhibit
3.1*
Articles of Incorporation of Oppenheimer Holdings Inc. (previously filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 filed with the SEC on August 6, 2009 (File No 001-12043) and incorporated by reference herein).

3.2*
Amended and Restated By-Laws (previously filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021 (File No. 001-12043) and incorporated by reference herein).

5.1	Opinion of Fox Rothschild LLP regarding the validity of the issuance of the Class A non-voting common stock being registered (filed herewith).
23.1	Consent of Deloitte & Touche LLP (filed herewith).
23.2	Consent of Fox Rothschild LLP (included with the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature pages of this registration statement).
99.1*
Oppenheimer Holdings Inc. 2014 Incentive Plan (previously filed as Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 6, 2014 (File No. 001-12043) and incorporated by reference herein).

107	Filing Fee Table (filed herewith).

*Previously filed